Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of August 15, 2008 by and between AMERICUS FINANCIAL SERVICES, INC., an Alabama corporation (the “Company”) and RMB HOLDINGS, LLC, an Alabama limited liability company (the “Investor”). The Investor, together with any other Persons who shall be valid transferees of Registrable Securities (as hereinafter defined) and execute a counterpart hereto pursuant to the provisions of, and subject to the restrictions and rights set forth in, this Agreement, are referred to herein collectively as the “Holders” and individually as a “Holder.”

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investor are entering into that certain Stock Purchase Agreement (the “Purchase Agreement”) providing for the purchase and sale of shares of the Company’s common stock to the Investor (the “Stock Purchase”); and

WHEREAS, in connection with the Purchase Agreement, on even date herewith the Company has issued the Investor and ATB Management, LLC warrants (the “Warrants”) to purchase shares of the Company’s common stock pursuant to the Purchase Agreement; and

WHEREAS, as a material condition to the execution and delivery of the Purchase Agreement, the parties have agreed to enter into this Agreement in order to provide the Investor with certain rights with respect to the registration of the resale of the common stock acquired in the Stock Purchase and the common stock underlying the Warrants; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Article 2 hereof.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	REGISTRATION RIGHTS

1.1	Demand Registration Rights

1.1.1	Request

Subject to the terms and conditions hereinafter set forth, at any time beginning on the 180th day following an IPO and ending on the fifth anniversary of the closing of such IPO (the “Demand Period”), Initiating Holders may request registration for sale under the Act of all or part of the Registrable Securities then held by them, and upon such request the Company will promptly take the actions specified in Section 1.1.2. The Company shall not be obligated to effect more than two (2) registrations in total requested by the Initiating Holders under Section 1.1.1 or more than one (1) registration under Section 1.1.1 or Section 1.3 in any consecutive six-month period; provided, however, that, subject to Section 1.1.5, no registration shall be deemed satisfied until a registration statement covering all of the Registrable Securities specified in notices received as aforesaid has become and remained effective for a period of ninety (90) days.

1.1.2.	Demand Procedures

Within ten (10) Business Days after receipt by the Company of a written registration request under Section 1.1.1 (which request shall specify the number of Registrable Securities proposed to be registered and sold and the manner in which such sale is proposed to be effected), the Company shall promptly give written notice to all other Holders of the proposed registration, and such other Holders shall have the right to join in the proposed registration and sale, upon written request to the Company (which request shall specify the number of Registrable Securities proposed to be registered and sold) within ten (10) Business Days after receipt of such notice from the Company. Subject to the provisions of Section 1.1.4, the proposed registration and sale may include securities offered by the Company for its own account and/or other securities of the Company that are held by Other Shareholders, if any. The Company shall thereafter, as expeditiously as practicable, (i) file with the SEC under the Act a registration statement on an appropriate form concerning all Registrable Securities specified in the demand request and all Registrable Securities or other securities of the Company with respect to which the Company has received the written request from the other Holders or Other Shareholders, as the case may be, and (ii) use its commercially reasonable efforts to cause the registration statement to be declared effective. At the request of a majority-in-interest of the Initiating Holders, the Company shall cause each offering pursuant to Section 1.1.1 to be managed, on a firm commitment basis, by a recognized regional or national underwriter selected by a majority-in-interest of the Initiating Holders and approved by the Company, such approval not to be unreasonably withheld, and the Company shall enter into an underwriting agreement in customary form and containing customary terms reasonably acceptable to a majority-in-interest of the Initiating Holders with the underwriter or underwriters selected for such underwriting. All Holders and Other Shareholders intending to participate in such proposed registration must agree to distribute their securities through such underwriting and shall be required to enter into an underwriting agreement in customary form.

1.1.3.	Delay by Company

The Company shall not be required to effect a demand registration under the Act pursuant to Section 1.1.1 or Section 1.3 hereof if (i) the Company receives a request for registration under Section 1.1.1 or Section 1.3 less than ninety (90) days preceding the anticipated effective date of a proposed underwritten public offering of securities of the Company approved by the Company’s Board of Directors prior to the Company’s receipt of the request and, in such event, the Company shall not be required to effect any such requested registration until one hundred twenty (120) days after the effective date of the registration statement relating to such proposed underwritten public offering, provided that the Company makes commercially reasonable efforts to cause the registration statement relating to such underwritten public offering to be declared effective; (ii) within ninety (90) days prior to any such request for registration, a registration of securities of the Company has been effected in which the Holders had the right to participate pursuant to this Section 1.1 or Section 1.2 hereof; or (iii) the Board of Directors of the Company reasonably determines in good faith that effecting such a demand registration at such time would be seriously detrimental to the Company (and the Chief Executive Officer of the Company provides a signed certificate to that effect to the Holders) because it would (a) necessitate the untimely disclosure of a proposed business combination or other currently proposed transaction or (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; provided, however, that the Company may only delay a demand registration pursuant to clause (iii) of this Section 1.1.3 for a period not exceeding ninety (90) days (or until such earlier time as such transaction is consummated or no longer proposed) and may only defer any such filing pursuant to this Section 1.1.3 once per calendar year. The Company shall promptly notify in writing the Holders requesting registration of any decision not to effect any such request for registration pursuant to this Section 1.1.3, which notice shall set forth in reasonable detail the reason for such decision and shall include an undertaking by the Company promptly to notify such Holders as soon as a demand registration may be effected.

1.1.4.	Reduction

If a registration initiated by any Initiating Holders pursuant to Section 1.1.1 or Section 1.3 is an underwritten registration and the managing underwriters advise the Company and the Holders and any Other Shareholders participating in the registration that in their opinion due to marketing factors the number of shares of Common Stock requested to be included in such registration exceeds the number which can reasonably be expected to be sold in such offering at a price and on other terms acceptable to the Initiating Holders, then the amount of such shares that may be included in such registration shall be allocated as follows: (i) first, the shares proposed to be sold by Other Shareholders with Existing Rights shall be included in such registration in accordance with the terms of such other agreements as exist between the Company and such Other Shareholders as of the date hereof with respect to the registration of their shares of Common Stock, (ii) second, the Registrable Securities proposed to be sold by the Initiating Holders exercising rights under Section 1.1.1 and any other Holders proposing to sell Registrable Securities pursuant to such registration in accordance with the terms hereof shall be included in such registration and, if all such Registrable Securities cannot be included in such registration due to marketing factors, the amount of Registrable Securities to be included in such registration by all such Initiating Holders and any other Holders proposing to sell Registrable Securities pursuant to such registration shall be allocated pro rata among such Initiating Holders and other Holders in proportion to the number of Registrable Securities owned by them, (iii) third, the shares proposed to be sold by the Company shall be included in such registration, and (iv) fourth, the shares proposed to be sold by Other Shareholders without Existing Rights shall be included in such registration and, if all such shares cannot be included in such registration due to marketing factors, the amount of shares to be included in such registration by all such Other Shareholders shall be allocated amongst such Other Shareholders in accordance with the terms of such other agreements as may exist between the Company and such Other Shareholders with respect to the registration of their shares of Common Stock, or if no such other agreements shall exist, pro rata among such Other Shareholders in proportion to the number of shares of Common Stock (calculated on an as-converted to Common Stock basis) owned by them.

1.1.5.	Withdrawal

Any Holder participating in any demand registration pursuant to this Section 1.1 may withdraw such Holder’s shares from such registration at any time before a registration statement is declared effective, and the Company may withdraw such registration statement if no Registrable Securities are then proposed to be included. Upon the request of a majority-in-interest of the Initiating Holders, the Initiating Holders may withdraw their request for registration pursuant to Section 1.1.1. In the event the Company is not obligated to effect any requested registration under Section 1.1.1 by virtue of this Section 1.1.5, such request, to the extent the Company has filed a registration statement with the SEC, shall be deemed to be a registration for purposes of Section 1.1.1.

1.2.	Piggyback Registration Rights

1.2.1.	Request

If at any time or times the Company proposes to file a registration statement covering any of its securities under the Act (whether to be sold by it or by one or more selling stockholders), other than (i) an offering pursuant to a demand registration under Section 1.1.1 hereof (in which case the Holders shall be entitled to receive notice of, and participate in, such registration in accordance with the terms of Section 1.1 hereof) or (ii) an offering registered on Form S-8 or Form S-4, or successor forms relating to employee stock plans and business combinations, respectively, then the Company shall, not less than ten (10) days prior to the proposed filing date of the registration statement, give written notice of the proposed registration to all Holders specifying in reasonable detail the proposed transaction and number of securities to be covered by the registration statement and, at the written request of any Holder delivered to the Company within ten (10) days after the giving of such notice, but subject to the terms of Section 1.2.2 below, the Company shall include in such registration and offering, and in any underwriting of such offering, all Registrable Securities as any such Holder shall request the Company to include in such registration and offering. The Company shall have no obligation to include shares owned by any Holder in a registration statement pursuant to this Section 1.2 unless and until such Holder, if such registration is an underwritten offering, agrees to enter into an underwriting agreement, a custody agreement and power of attorney and any other customary documents required in an underwritten offering, all in customary form and containing customary provisions.

1.2.2.	Reduction

If a registration in which any Holder has the right or is otherwise permitted to participate pursuant to this Section 1.2 is an underwritten registration and the managing underwriters advise the Company in writing that in their opinion due to marketing factors the number of shares of Common Stock requested to be included in such registration exceeds the number which can reasonably be expected to be sold in such offering, the Company shall include in such registration (i) first, the shares proposed to be sold by the Company, (ii) second, the shares proposed to be sold by Other Shareholders with Existing Rights in accordance with the terms of agreements between the Company and such Other Shareholders as of the date hereof, (iii) third, the Registrable Securities proposed to be sold by the Holders exercising rights under Section 1.2.1 and, if all such Registrable Securities cannot be included in such registration due to marketing factors, the amount of Registrable Securities to be included in such registration by all such Holders shall be allocated pro rata among such Holders in proportion to the number of Registrable Securities owned by them, and (iv) fourth, the shares proposed to be sold by any Other Shareholders without Existing Rights proposing to sell shares of Common Stock pursuant to such registration and, if all such shares cannot be included in such registration due to marketing factors, the amount of shares to be included in such registration by all such Other Shareholders shall be allocated amongst such Other Shareholders in accordance with the terms of such other agreements as may exist between the Company and such Other Shareholders with respect to the registration of their shares of Common Stock, or if no such other agreements shall exist, pro rata among such Other Shareholders in proportion to the number of shares of Common Stock (calculated on an as-converted to Common Stock basis) owned by them.

1.3.	Registration on Form S-3

Subject to the limitations set forth in Section 1.1.3 and the other terms and conditions hereinafter set forth, if at any time the Company is eligible to use Form S-3 (or any successor form) for secondary sales, any Holder may request, in accordance with the procedures specified in Section 1.1, (by written notice to the Company stating the number of Registrable Securities proposed to be sold and the intended method of disposition) that the Company file a registration statement on Form S-3 (or any successor form) for a public sale of all or any portion of the Registrable Securities beneficially owned by it, provided that the reasonably anticipated aggregate price to the public of such Registrable Securities shall be at least $1,000,000. At the written request of the Holder requesting such registration, such registration shall be for a delayed or continuous offering under Rule 415 under the Act. Upon receiving such request, the Company shall use its commercially reasonable efforts to promptly file a registration statement on Form S-3 (or any successor form) to register under the Act for public sale in accordance with the method of disposition specified in such request, the number of shares of Registrable Securities specified in such request and shall otherwise carry out the actions specified in Section 1.1.2 and 1.4. There shall be no limitation on the total number of registrations on Form S-3 which may be requested and obtained under this Section 1.3; provided, however, that the Company shall not be required to file more than two (2) registrations pursuant to this Section 1.3 with respect to any single Holder.

1.4.	Registration Procedures

Whenever any Holder has requested that any shares be registered pursuant to Sections 1.1, 1.2 or 1.3 hereof, the Company shall, as expeditiously as reasonably possible:

(1) prepare and file with the SEC a registration statement with respect to such Registrable Securities and, unless the registration becomes automatically effective upon filing, use commercially reasonable efforts to cause such registration statement to become effective as soon as reasonably practicable thereafter (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall, to the extent practicable, furnish such Holder with copies of all such documents proposed to be filed);

(2) prepare and file with the SEC such amendments and supplements to such registration statement and prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one-hundred eighty (180) days (or, in the case of a registration pursuant to Section 1.3 hereof, for a period of not less than two (2) years or until such time as there are no Registrable Securities covered by the registration statement, provided that the Company shall only be required to keep such registration statement effective for such extended period of time to the extent it is eligible to use Form S-3), or until such earlier time as such Holder has completed the distribution described in such registration statement, whichever occurs first;

(3) furnish to such Holder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as such Holder may reasonably request;

(4) use commercially reasonable efforts to register or qualify such shares under such other securities or blue sky laws of such jurisdictions as such Holder requests (and to maintain such registrations and qualifications effective for the applicable period of time set forth in Section 1.4(2) hereof), and to do any and all other acts and things which may be necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of such shares (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not be required but for this subsection (4), (ii) subject itself to taxation in any such jurisdiction, or (iii) file any general consent to service of process in any such jurisdiction);

(5) notify such Holder, at any time when a prospectus relating thereto is required to be delivered under the Act within the period that the Company is required to keep the registration statement effective, of the happening of any event as a result of which the prospectus included in any such registration statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading in light of the circumstances then existing, and the Company shall use commercially reasonable efforts to prepare, file and furnish to such Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such shares, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances then existing;

(6) cause all such shares to be listed on national securities exchanges (or national quotation systems), if any, on which similar securities issued by the Company are then listed or quoted (or if not then listed or quoted, on such exchanges (or quotation systems) as are requested by a majority-in-interest of the participating Holders);

(7) provide a transfer agent and registrar and a CUSIP number for all such shares not later than the effective date of such registration statement;

(8) enter into such customary agreements and take all such other customary actions as such Holder reasonably requests (and subject to its reasonable approval) in order to expedite or facilitate the disposition of such shares;

(9) make available for inspection by such Holder, by any underwriter participating in any distribution pursuant to such registration statement, and by any attorney, accountant or other agent retained by such Holder or by any such underwriter, all financial and other records, pertinent corporate documents, and properties (other than confidential intellectual property) of the Company; and

(10) in connection with any underwritten offering pursuant to a registration statement filed pursuant to Sections 1.1 or 1.3 hereof, enter into an underwriting agreement in customary form and containing reasonable customary provisions, including provisions for indemnification of underwriters and contribution, if so requested by any underwriter.

1.5.	Holdback Agreements

(a) Notwithstanding anything in this Agreement to the contrary, if, after any registration statement to which the rights hereunder apply becomes effective (and prior to completion of any sales thereunder), the Company’s Board of Directors determines in good faith that the failure of the Company to (i) suspend sales of stock under the registration statement or (ii) amend or supplement the registration statement would be seriously detrimental to the Company as described in Section 1.1.3 hereof, the Company shall so notify each Holder participating in such registration and each Holder shall suspend any further sales under such registration statement until the Company advises such Holder that the registration statement has been amended or that conditions no longer exist which would require such suspension, provided that (x) the Company may impose any such suspension for no more than ninety (90) days (inclusive of any days for which a registration request has been delayed pursuant to Section 1.1.3 during the past twelve months) and no more than once during any twelve month period and (y) the Company shall use commercially reasonable efforts to amend the registration statement or otherwise take action to permit sales thereunder as soon as practicable.

(b) In the event that the Company effects a registration of any securities under the Act in an underwritten public offering, each Holder agrees not to effect any sale, including any sale pursuant to Rule 144 under the Act, of any Equity Securities (except as part of such offering) during the 180-day period commencing with the effective date of the registration statement for the IPO and the 90-day period commencing with the effective date of the registration statement for any subsequent public offering, provided that all holders of one percent (1%) or more of the Company’s outstanding Equity Securities, and all officers and directors of the Company, to the extent that they hold Equity Securities, enter into similar agreements providing for similar restrictions on sales; provided further, however, that the agreement set forth in this Section 1.5(b) shall terminate and be of no further force or effect with respect to all Holders if any holder of one percent (1%) or more of the Company’s outstanding Equity Securities, any officer or director of the Company that has executed a similar agreement or any Holder hereunder shall have received a waiver relieving it of its obligations hereunder or under any such similar agreement. The Company can impose stop-transfer instructions to enforce the provisions of this Section 1.5(b).

1.6.	Registration Expenses

1.6.1.	Holder Expenses

If, pursuant to Sections 1.1, 1.2 or 1.3 hereof, Registrable Securities are included in a registration statement, then the Holder thereof shall pay all transfer taxes, if any, relating to the sale of its shares, and any underwriting discounts or commissions or the equivalent thereof applicable to the sale of its shares (collectively, “Seller Expenses”). If, as a result of the withdrawal of a request for registration by the Initiating Holders pursuant to Section 1.1.5, a registration under Section 1.1.1 does not become effective, upon the election of a majority-in-interest of the Initiating Holders, the Initiating Holders shall have the option of reimbursing the Company for any Registration Expenses incurred as a result of such request pro rata on the basis of the number of their shares so included in the registration request (except for the fees of any counsel for the Holders, which shall be borne only by the persons whom such counsel represented, pro rata on the basis of the number of their shares so included in the registration request), in which case such registration shall not be counted as a registration pursuant to Section 1.1.1 (notwithstanding Section 1.1.5). In the event that a withdrawal by the Initiating Holders is based on material adverse information relating to the Company that is different from the information known or available to the Initiating Holders at the time of their request for registration under Section 1.1.1, any Registration Expenses relating to such registration shall be borne by the Company and such registration shall not be counted as a registration pursuant to Section 1.1.1.

1.6.2.	Company Expenses

Except for Seller Expenses, the Company shall pay all expenses (“Registration Expenses”) incident to the registration of shares by the Company and any Holders pursuant to Sections 1.1, 1.2 and 1.3, and to the Company’s performance of or compliance with this Agreement in connection therewith, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, underwriting discounts (with respect to shares sold for the Company’s account), fees and expenses, printing expenses, messenger and delivery expenses, and reasonable fees and expenses of counsel for the Company and a single counsel for all Holders selling shares and all independent certified public accountants and other persons retained by the Company in connection therewith.

1.6.3.	Indemnity and Contribution

(a) In the event that any shares owned by a Holder are proposed to be offered by means of a registration statement pursuant to Section 1.1, 1.2 or 1.3 hereof, to the extent permitted by law, the Company agrees to indemnify and hold harmless such Holder, any underwriter participating in such offering, each officer, partner, manager and director of such Holder or underwriter, each other Person, if any, who Controls or may Control such Holder or underwriter and each representative of any Holder serving on the Board of Directors of the Company (such Holder or underwriter, its officers, partners, managers directors and representatives, and such other Persons being hereinafter referred to individually as an “Investor Indemnified Person” and collectively as “Investor Indemnified Persons”) from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and attorneys’ fees and disbursements, asserted against, resulting to, imposed upon or incurred by such Investor Indemnified Person, directly or indirectly (hereinafter referred to in this Section 1.6.3 in the singular as a “claim” and in the plural as “claims”), based upon, arising out of or resulting from any breach of a representation or warranty made by the Company in any underwriting agreement or any untrue statement (or alleged untrue statement) of a material fact contained in a registration statement, prospectus, offering circular or other document to which such registration relates or any omission (or alleged omission) to state therein a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such statements are made, except insofar as such claim is based upon, arises out of or results from information furnished to the Company in writing by such Investor Indemnified Person specifically for use in the registration statement, prospectus, offering circular or other document to which such registration relates.

(b) Each Holder shall, if securities held by him, her or it are included among the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, any underwriter participating in such offering, each officer, partner, manager and director of the Company or such underwriter, and each other Person, if any, who Controls or may Control the Company or such underwriter (the Company or such underwriter, its officers, partners, managers and directors and such other Persons being hereinafter referred to individually as a “Company Indemnified Person” and collectively as “Company Indemnified Persons”) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in a registration statement, prospectus, offering circular or other document to which such registration relates, or any omission (or alleged omission) to state therein a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such statements are made, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder specifically for use therein; provided, however, that the obligations of such Holder hereunder shall be limited to an amount equal to the net proceeds to such Holder of securities sold in such offering as contemplated herein.

(c) The indemnification provisions set forth herein shall be in addition to any liability that the Company or any Holder may otherwise have to the Investor Indemnified Persons or the Company Indemnified Persons. The Company Indemnified Persons and the Investor Indemnified Persons are hereinafter referred to as “Indemnified Persons.” Promptly after receiving notice of any claim in respect of which an Indemnified Person may seek indemnification under this Section 1.6.3, such Indemnified Person shall submit written notice thereof to either the Company or the Holders, as the case may be (sometimes being hereinafter referred to as an “Indemnifying Person”). The failure of the Indemnified Person to so notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have hereunder except to the extent that (a) such liability was caused or increased by such failure, or (b) the ability of the Indemnifying Person to reduce such liability was materially adversely affected by such failure. In addition, the failure of the Indemnified Person so to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have otherwise than hereunder. The Indemnifying Person shall have the right to undertake, by counsel or representatives of its own choosing, the defense, compromise or settlement (without admitting liability of the Indemnified Person) of any such claim asserted, such defense, compromise or settlement to be undertaken at the expense of the Indemnifying Person, and the Indemnified Person shall have the right to engage separate counsel, at its own expense, whom counsel for the Indemnifying Person shall keep informed and consult with in a reasonable manner; provided, however, that the Indemnified Person shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Person, if representation of such Indemnified Person by the counsel retained by the Indemnifying Person would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. In the event the Indemnifying Person shall elect not to undertake such defense by its own representatives, the Indemnifying Person shall give prompt written notice of such election to the Indemnified Person, and the Indemnified Person shall undertake the defense, compromise or settlement (without admitting liability of the Indemnifying Person) thereof on behalf of and for the account of the

Indemnifying Person by counsel or other representatives designated by the Indemnified Person, with the reasonable fees and expenses of such counsel to be paid by the Indemnifying Person. Notwithstanding the foregoing, no Indemnifying Person shall be obligated hereunder with respect to amounts paid in settlement of any claim if such settlement is effected without the consent of such Indemnifying Person (such consent not to be unreasonably withheld).

(d) If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person, then the Indemnifying Person, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of any claims in such proportion as is appropriate to reflect the relative fault of the Indemnified Person on the one hand and the Indemnifying Person on the other in connection with the statements or omissions (or alleged statements or omissions) that resulted in such claims as well as any other relevant equitable considerations. The relative fault of the Indemnified Person and the Indemnifying Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Person or by the Indemnified Person and the parties’ relative intent, knowledge and access to information and opportunity to correct or prevent such statement or omission (or alleged statement or omission). In no event will the liability of any Holder for contribution exceed the net proceeds received by such Holder in any sale of securities to which such liability relates.

1.7.	Grant and Transfer of Registration Rights

(a) Except for (i) registration rights granted by the Company after the date hereof which are subordinate to the rights of the Holders hereunder and (ii) Existing Rights, the Company shall not grant any registration rights to any other Person without the prior written consent of a majority-in-interest of the Holders hereunder.

(b) Holders shall have the right to transfer or assign the rights contained in this Agreement; provided, however, that after giving effect to such transfer, such transferee shall own at least five percent (5%) of the Registrable Securities then outstanding; provided further, in each case, that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement by executing a counterpart to this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.8.	Information from Holder

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1, 2 or 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably requested by the Company to effect the registration of such Holder’s Registrable Securities.

1.9	Rule 144 Requirements

Immediately after the date on which the first registration statement filed by the Company under the Act becomes effective, the Company shall use commercially reasonable efforts to make publicly available, and available to the Holders, such information as is necessary to enable the Holders to make sales of Registrable Securities pursuant to Rule 144 under the Act. The Company shall furnish to any Holder, upon request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirements of Rule 144.

1.10	Changes in Common Stock

If, and as often as, there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

2.	DEFINITIONS

The capitalized terms contained in this Agreement shall have the following meanings unless otherwise specifically defined:

“Act” means the Securities Act of 1933, as amended.

“Affiliate” means: (a) with respect to a natural person, any member of such person’s family; (b) with respect to an entity, any officer or director of such entity or of any Affiliate of such entity; and (c) with respect to a natural person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity, including, without limitation, a private equity capital fund now or hereafter existing which Controls, is Controlled by or under common Control with one or more general partners or shares the same management company.

“Business Day” means Monday through Friday and shall exclude any federal or bank holidays observed in New York City.

“Common Stock” means the common stock of the Company, $1.00 par value per share.

“Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).

“Equity Securities” means the Common Stock, and any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock, any stock or security convertible into or exchangeable for Common Stock or any other stock, security or interest in the Company whether or not convertible into or exchangeable for Common Stock.

“Existing Rights” means any piggy-back registration rights of Other Shareholders as of the date of this Agreement.

“Initiating Holders” means a Holder or Holders who in the aggregate own at least twenty-five percent (25%) of the Registrable Securities.

“IPO” means the first underwritten public offering of the Company’s Common Stock registered under the Act.

“Majority-in-Interest” with respect to any group of Persons described herein means the holders of a majority of the Registrable Securities held by such group of Persons.

“Other Shareholders” means persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in a registration effected pursuant to this Agreement.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

“Purchase Agreement” means that certain Stock Purchase Agreement between the Company and the Investor dated as of the date hereof.

“Registrable Securities” means (i) shares of Common Stock, (ii) the shares of Common Stock to be issued upon exercise of the Warrants, and (iii) any Equity Securities issued as a distribution with respect to or in exchange for or in replacement for any of the shares referred to in clause (i) or (ii); provided, however, that Registrable Securities shall not include any securities that have been previously sold pursuant to a registration statement filed under the Act or under Rule 144 promulgated under the Act, or which have otherwise been transferred in a transaction in which the transferor’s rights under this Agreement are not assigned, or, as to any Holder, all of such Holder’s shares if all of such shares are then eligible for sale in a single three-month period under Rule 144, promulgated under the Act.

“SEC” means the United States Securities and Exchange Commission.

“Warrants” means the warrants to purchase Common Stock issued to the Investor and ATB Management, LLC pursuant to the Purchase Agreement.

3.	MISCELLANEOUS

3.1.	Entire Agreement; Amendment

This Agreement constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein between or among such parties. This Agreement may be amended or modified in any respect, or any term hereof waived, with the written consent of a majority-in-interest of the Holders and the Company.

3.2.	Waiver

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any such right, power or privilege. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

3.3.	Termination

This Agreement shall forthwith become wholly void and of no effect as to any Holder (including any assignee of Holder), at such time as such person no longer owns any securities constituting Registrable Securities.

3.4.	Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, including any successor corporation upon a reincorporation of the Company into another jurisdiction.

3.5.	Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Alabama (excluding the choice of law rules thereof).

3.6.	Notices

All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered, sent by overnight courier service, faxed or mailed by first-class, registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)	If to the Company:

Americus Financial Services, Inc.

5 Inverness Center Parkway

Birmingham, Alabama 35242

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Balch & Bingham, LLP

1901 Sixth Avenue North, Suite 1500

Birmingham, Alabama 35203

Attention: Mike Waters

(ii)	If to the Investor:

RMB Holdings, LLC

2000 Morris Avenue, Suite 1200

Birmingham, Alabama 35203

Attention: Manager

with a copy (which shall not constitute notice) to:

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

2400 Regions/Harbert Plaza

Birmingham, Alabama 35203

Attention: John Dulin

Each party may designate by notice in writing (given in accordance with the terms hereof) a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand-delivered, sent by facsimile or mailed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or a facsimile confirmation being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

3.7.	Execution in Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one of the counterparts of this Agreement containing the respective signatures of, or on behalf of, all of the parties hereto.

3.8.	Condition Precedent

The respective rights and obligations of the parties under this Agreement are subject to, and contingent upon, the consummation of the Stock Purchase provided for in the Purchase Agreement. If the Purchase Agreement is terminated prior to the Closing Date (as defined in the Purchase Agreement), then this Agreement shall simultaneously terminate without any further action on the part of the parties hereto.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Registration Rights Agreement, or have caused this Registration Rights Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

AMERICUS FINANCIAL SERVICES, INC.

By:	/s/ Michael R. Washburn
Name:	Michael R. Washburn
Title:	President/CEO

RMB HOLDINGS, LLC

By: ATB Management, LLC
Its: Manager

By:	/s/ William K. Nicrosi, II

Name:	William K. Nicrosi, II

Its:	Authorized Person